SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ILPSG Employees,

SAIC Stock Simplification — FAQs and Call Center Available

On April 17, each of you should have received a message from Chairman and CEO Ken Dahlberg announcing a proposal to simplify our stock structure. The proposal is to eliminate the current system of common and preferred stock classes by converting all class A preferred stock with 10 votes per share to common stock with one vote per share. The proposal will be presented to all stockholders for a vote at the June 19, 2009, Annual Meeting of Stockholders.

I ask that each of you vote. A nonvote has the same effect as a ‘no’ vote with respect to the proposal on the stock reclassification. Please review the information provided and vote your conscience.

If you have any questions I do urge you to read the CEO communications, the FAQs, or to call the Information Center at 1-888-767-7242.

Sincerely,

Joseph W. Craver III

President

Infrastructure, Logistics and Product Solutions Group

In connection with the 2009 Annual Meeting of Stockholders, SAIC, Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and we expect to file a definitive proxy statement on or about April 27, 2009. The definitive proxy statement will be delivered to stockholders on or about May 8, 2009. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE PRESENTED AND VOTED UPON. Stockholders may also obtain a copy of the definitive proxy statement and any other relevant documents filed by SAIC, Inc., for free at the SEC web site at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from SAIC, Inc., 10260 Campus Point Drive, San Diego, CA 92121, Attention: Corporate Secretary.

SAIC, Inc. and its directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies and voting instructions for the 2009 Annual Meeting of Stockholders. Information concerning the interests of these persons, if any, in the matters to be voted upon is set forth in the proxy statement.